UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2013

Apricus Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

On September 23, 2013, Apricus Biosciences, Inc. (the “Company”) and Topotarget A/S entered into a Settlement Agreement and Release (the “Settlement Agreement”), pursuant to which the Company will issue 540,276 shares of the Company’s common stock to Topotarget. The shares are being issued in consideration for the release of all claims asserted against the Company by Topotarget relating to the Stock Purchase Agreement entered into by and between the Company and Topotarget on December 15, 2011 (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, the Company was required to make future milestone payments, in shares of Company common stock, based on the achievement of various regulatory and product cost reduction milestones if achieved. The estimate of the range of the milestone stock payments varied from $0 to $2.0 million depending on future events. Pursuant to the Settlement Agreement, the Company will not be obligated to make any further milestone or other payments to Topotarget pursuant to the Stock Purchase Agreement. The aggregate value of the shares to be issued is approximately $1.1 million. Through June 30, 2013, the Company had accrued a contingent liability in its consolidated balance sheet of $1.6 million associated with the possible future milestones which will be relieved with the delivery of the shares. A non-cash gain will be recorded for the difference between the value of the shares issued and the $1.6 million liability relieved.

The Company expects to deliver the shares on or about September 27, 2013. The shares will be issued pursuant to an exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Accordingly, the shares will be subject to resale limitations and may be resold only pursuant to an effective registration statement or an exemption from registration.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 27, 2013	Apricus Biosciences, Inc.

/s/ Steve Martin
	Name:	Steve Martin
	Title:	Senior Vice President, Chief Financial Officer and Secretary